As filed with the Securities and Exchange Commission on May 1, 2002

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Computer Network Technology Corporation
(Exact Name of Registrant as Specified in Its Charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	41-1356476 (I.R.S. Employer Identification No.)

6000 Nathan Lane North
Minneapolis, Minnesota 55442
(763) 268-6000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Thomas G. Hudson, Chairman, President and Chief Executive Officer
Computer Network Technology Corporation
6000 Nathan Lane North
Minneapolis, Minnesota 55442
(763) 268-6000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with a copy to:
Morris M. Sherman, Esq.
Leonard, Street and Deinard Professional Association
150 South Fifth Street
Suite 2300
Minneapolis, Minnesota 55402
(612) 335-1500
Fax (612) 335-1657

         Approximate date of commencement of proposed sale to the public: From time-to-time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

	Amount To Be	Proposed Maximum		Proposed Maximum		Amount of
Title Of Shares To Be Registered	Registered	Offering Price Per Note(1)		Aggregate Offering Price(1)		Registration Fee

3.00% Convertible Subordinated Notes due 2007	$125,000,000 (1)	100	%(2),(3)	$93,600,000	(2),(3)	$8,611.20

Common Stock, $.01 par value and preferred share purchase right(6)	6,520,605 shares(4)	—		—		(5)

(1)	Represents the aggregate principal amount at maturity of the notes that were originally issued by the Registrant in February 2002.

(2)	This estimate is made pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for purposes of determining the registration fee. The above calculation is based on the average bid and ask prices for the Registrant’s notes in secondary market transactions executed by the initial purchasers of the notes on April 29, 2002, as reported to the Registrant by a representative of the initial purchasers.

(3)	Exclusive of accrued interest.

(4)	Represents the number of shares of the Registrant’s common stock that are currently issuable upon conversion of the notes registered hereby. The number of shares of common stock that may be issued upon conversion of the notes in the future is indeterminate, and the Registrant is also registering this indeterminate amount pursuant to Rule 416 of the Securities Act.

(5)	No separate consideration will be received for the shares of common stock issuable upon conversion of the notes and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

(6)	Includes attached preferred stock purchase rights issuable under the Registrant’s Rights Agreement. See Description of Capital Stock— Shareholder Rights Plan” in the prospectus that is filed as part of this Registration Statement.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 1, 2002

Preliminary Prospectus

3.00% Convertible Subordinated Notes
due 2007
and Shares of Common Stock
Issuable upon Conversion of the Notes

         Computer Network Technology Corporation issued the notes in a private placement in February 2002. Under this prospectus, the selling securityholders named in this prospectus or in prospectus supplements may offer and sell their notes and/or the shares of common stock issuable upon conversion of their notes.

         Holders may surrender the notes for conversion into shares of our common stock at a conversion rate of 52.1752 shares of our common stock for each $1,000 principal amount of notes at any time before the close of business on the maturity date, unless we have previously redeemed our repurchased the notes. The conversion rate may be adjusted as described in this prospectus under “Description of Notes – Conversion of Notes.” The notes will mature on February 15, 2007.

         We will pay interest on the notes in cash on February 15, and August 15 of each year. The first interest payment will be made on August 15, 2002. The notes bear interest at a fixed annual rate of 3.00%.

         Prior to maturity, we may provisionally redeem all or a portion of the notes. Upon any provisional redemption, we will make an additional “make-whole” payment in cash with respect to the notes called for redemption in an amount equal to the total aggregate amount of interest that is or would have been payable on the notes from the last day through which interest was paid on the notes through maturity.

         The notes are general unsecured obligations of CNT and are subordinated in right of payment to all of our existing and future senior indebtedness and structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

         Shares of our common stock are quoted on the Nasdaq National Market under the symbol “CMNT.” The last reported sale price of our common stock on April 29, 2002 was $9.55 per share.

         Investing in our notes or shares of our common stock involves risks. See “Risk Factors” beginning on page 4 of this prospectus.

         We will not receive any of the proceeds from the sale of the notes or the shares of common stock by any of the selling securityholders. The notes and the shares of common stock may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling securityholders. In addition, the shares of common stock may be offered from time to time through ordinary brokerage transactions on the Nasdaq National Market. See “Plan of Distribution.” The selling securityholders may be deemed to be “underwriters” as defined in the Securities Act of 1933, as amended. Any profits realized by the selling securityholders may be deemed to be underwriting commissions. If the selling securityholders use any broker-dealers, any commission paid to broker-dealers and, if broker-dealers purchase any notes or shares of common stock as principals, any profits received by such broker-dealers on the resale of the notes or shares of common stock may be deemed to be underwriting discounts or commissions under the Securities Act.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2002.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PROSPECTUS SUMMARY
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DIVIDEND POLICY
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Opinion/Consent of Leonard, Street and Deinard PC
Consent of KPMG LLP
Power of attorney
Statement of Eligibility on Form T-1

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of the securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including the statements made in “Prospectus Summary – Overview and Our Market Strategy” and elsewhere in this prospectus regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “will,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. Neither we nor any of the initial purchasers undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. The cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         This prospectus “incorporates by reference” certain of the reports, proxy and information statements and other information that we have filed with the Commission under the Securities Exchange Act of 1934, as amended. This means that we are disclosing important information to you by referring you to those documents. The information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered by this prospectus are sold.

•	Annual Report on Form 10-K for the year ended January 31, 2002, filed on April 26, 2002 (Commission File No. 0-13994);

•	Preliminary Schedule 14A (Proxy Statement) filed on April 26, 2002 (Commission File No. 0-13994); and

•	The description of our common stock included in registration statements on Form 8-A effective November 15, 1985 and July 29, 1998, including any amendment or report filed for the purpose of updating those descriptions.

         All documents that we file with the Commission from the date of this prospectus to the end of the offering of the notes and shares of common stock shall also be deemed to be incorporated herein by reference.

         Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

         You may request a copy of any of the documents which are incorporated by reference in this prospectus, other than exhibits which are not specifically incorporated by reference into such documents, and our amended articles of incorporation and by-laws, at no cost, by writing or telephoning CNT at the following: Computer Network Technology Corporation, 6000 Nathan Lane North, Plymouth, Minnesota 55442, Attention: Ms. Sue Nelson, telephone: (763) 268-6111.

i

PROSPECTUS SUMMARY

         This prospectus constitutes part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, any selling securityholder may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling securityholders may offer. All references to “we,” “us,” “our,” or “CNT” in this prospectus are to Computer Network Technology Corporation.

Overview

         We are a leading provider of end-to-end storage solutions, including hardware and software products, related consulting and integration services, and managed services in the growing storage networking market. We focus primarily on helping our customers design, develop, deploy and manage storage networks, including storage area networks, or SANs, a high speed network within a business’ existing computer system that allows the business to manage its data storage needs with greater efficiency and less disruption to its overall network. We design, manufacture, market and support a wide range of solutions for critical storage networking applications such as remote data replication, or the real-time backup of data to remotely located disks, and remote tape vaulting, or the backup of data to remotely archived tapes. We also supply storage systems, Fibre Channel switches, telecommunications capacity and storage application software.

Our storage networking solutions enable businesses to cost-effectively design, implement, monitor and manage their storage requirements, connect geographically dispersed storage networks, provide continuous availability to greater amounts of data and protect increasing amounts of data more efficiently. We market our storage networking products and services directly to customers through our sales force and worldwide distributors. We also have strategic marketing and supply relationships with leading storage, telecommunications and fibre switching companies.We currently operate through two divisions, the Networking Solutions Division and the Storage Solutions Division. We market our storage networking product solutions through our Networking Solutions Division. Our storage networking products consist primarily of our UltraNet family of products, that connect storage devices. Our Networking Solutions Division also markets our established channel networking products, which enable mainframe computers to transmit data over unlimited distances and provides our support services. Our Storage Solutions Division, which includes the business we acquired from Articulent in April 2001, helps our customers design, deploy and manage enterprise storage solutions by supplying products and expertise for implementing storage applications. The Storage Solutions Division includes consulting and integration services for disaster recovery, business continuance, storage infrastructure and network performance. We also offer integration services for data replication, enterprise back-up and restore, SAN implementation and network performance monitoring.

         We are a Minnesota corporation. Our principal executive offices are located at 6000 Nathan Lane North, Plymouth, Minnesota 55442 and our telephone number is (763) 268-6000.

         The CNT logo, CNT®, UltraNet® and Channelink® are our registered trademarks. This prospectus contains other trademarks and trade names owned by us or other entities.

The Offering

Issuer	Computer Network Technology Corporation

Outstanding Notes	$125.0 million principal amount of 3.00% Convertible Subordinated Notes due 2007.

Maturity	February 15, 2007.

Interest	The notes bear interest at a fixed annual rate of 3.00% to be paid in cash every February 15 and August 15 of each year, beginning on August 15, 2002.

Conversion	You may convert your notes into shares of our common stock at a conversion rate of 52.1752 shares of common stock for each $1,000 principal amount of notes. This is equivalent to a conversion price of approximately $19.17 per share. The conversion price may be subject to adjustment under certain circumstances. The notes are convertible at any time before the close of business on the maturity date, unless we have previously redeemed or repurchased the notes. You may convert your notes called for redemption or submitted for repurchase up to and including the close of business on the second business day immediately preceding the date fixed for redemption or repurchase, as the case may be.

Subordination	The notes are general unsecured obligations of CNT. The notes are subordinated in right of payment to all of our existing and future senior indebtedness and structurally subordinated to the indebtedness and other liabilities of our subsidiaries. We may incur senior indebtedness or other debt under the indenture.

Sinking Fund	None.

Provisional Redemption	We may redeem the notes in whole or in part at any time prior to maturity at a redemption price equal to $1,000 per $1,000 aggregate principal amount of notes if:

• the closing price of our common stock has exceeded 175% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date on which we mail the provisional redemption notice; and

• during the period that we are obligated under the registration rights agreement to keep the shelf registration statement effective, such shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is effective and available for use as of, and including, the date on which we mail the provisional redemption notice through and including the provisional redemption date.

Upon any provisional redemption, we will make an additional “make-whole” payment in cash with respect to the notes called for redemption to holders on the notice date in an amount equal to the total value of the aggregate amount of the interest and any liquidated damages that would have been payable on the notes from the last day through which interest was paid on the notes (or February 20, 2002 if no interest has been paid) through maturity. We must make these payments on all notes called for redemption prior to maturity, including notes converted after the date we mailed the notice. See “Description of Notes — Provisional Redemption by CNT.”

Change in Control	Upon the occurrence of a change in control, as described in this prospectus, and before the maturity or redemption of the notes, you will have the right to require us to repurchase all or part of your notes at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest and any liquidated damages.

Trading	The notes issued in the initial private placement are eligible for trading in the PORTAL market. However, notes sold using this prospectus will no longer be eligible for trading in the PORTAL market. Our common stock is traded on the Nasdaq National Market under the symbol “CMNT.”

Use of Proceeds	We will not receive any of the proceeds from the sale by any selling securityholder of the notes or shares of common stock offered under this prospectus.

Risk Factors

         An investment in the notes or the common stock into which they are convertible involves significant risks. You should carefully consider all the information in this prospectus. In particular, you should evaluate the specific risk factors set forth under “Risk Factors,” beginning on page 4.

RISK FACTORS

         An investment in the notes and shares of common stock involves significant risks. In addition to reviewing other information in this prospectus, you should carefully consider the following factors before deciding to purchase the notes or shares of common stock. This prospectus contains forward-looking statements that involve risk and uncertainties. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends” and similar expressions to identify forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus. We disclaim any obligation to update information contained in any forward-looking statement.

Risks Related to our Business

We expect our quarterly revenues and operating results to fluctuate for a number of reasons, which could cause our stock price to fluctuate

         Our quarterly revenues and operating results from continuing operations have varied significantly in the past and are likely to vary significantly in the future due to a number of factors, any of which may cause our stock price to fluctuate. The primary factors that may affect our quarterly financial performance include the following:

•	fluctuations in demand for our products and services;

•	the timing of customer orders, which are often grouped toward the end of a quarter, particularly large orders from our significant customers and whether any orders are cancelled;

•	sales mix among our storage networking and channel networking products and services;

•	our traditionally long sales cycle, which can range from 90 days to 12 months or more;

•	our ability to develop, introduce, ship and support new products and product enhancements;

•	the fact that our products and services are usually only part of an overall solution that our customers may have problems implementing or obtaining the required components or services from other vendors;

•	the rate of adoption of storage networks as an alternative to existing data storage and management systems;

•	announcements and new product introductions by our competitors and deferrals of customer orders in anticipation of new products, services or product enhancements introduced by us or our competitors;

•	decreases over time in the prices at which we can sell our products;

•	our ability to obtain sufficient supplies of components, including limited sourced components, and products we supply at reasonable prices, or at all;

•	communication costs and the availability of communication lines;

•	increases in the prices of the components and supplied products we purchase;

•	under utilization of consultants;

•	our ability to attain and maintain production volumes and quality levels for our products;

•	increased expenses, particularly in connection with our strategy to continue to expand our relationships with the parties with whom we have entered into strategic relationships;

•	potentially negative earnings impact related to future acquisitions; and

•	general economic conditions and related customer budget constraints.

         Accordingly, you should not rely on the results of any past periods as an indication of our future performance. It is likely, in some future period, that our operating results may be below expectations of public market analysts or investors. Because most of our expenses are fixed in the short-term or incurred in advance of anticipated revenue, we may not be able to decrease our expenses in a timely manner to offset any unexpected shortfall in revenue.

Although we recently have been profitable, we may not be able to maintain profitability

         Although we have recently been profitable, taken as a whole, we cannot be certain that we will be able to sustain historical or projected growth rates with respect to our storage networking products. We are dependent on our storage networking products and services for our future revenue, especially since we divested our Enterprise Integration Solutions Division, and as revenue from our traditional channel networking products continue to decline. We expect to incur significant product development, sales and marketing and administrative expenses in connection with the introduction of new products, and, as a result, we will need to generate significant revenue increases to achieve and maintain profitability. We may not be able to sustain or increase profitability.

Our future revenues and operating results are difficult to predict

         Markets for our storage networking products and services are constantly changing. In addition, we expect that our future revenue will be derived from our storage networking products and services. Recent economic and world events, combined with the evolving nature of the markets in which we sell our products, reduces our ability to accurately forecast our quarterly and annual revenue. Our revenue base has also become less diversified and could be subject to increased volatility since we have divested our Enterprise Integration Solutions Division. Moreover, we plan our operating expenses based in part on our revenue projections. Because most of our expenses are fixed in the short-term or incurred in advance of anticipated revenue, we may not be able to decrease our expenses in a timely manner to offset any unexpected shortfall in revenue.

We have limited product offerings and depend on the widespread market acceptance of our existing and new products

         We derive a substantial portion of our revenue from a limited number of existing products. We expect that revenue from our storage networking products will account for a substantial and growing portion of our total revenue for the foreseeable future. We are also substantially more dependent on storage networking product revenue since we have divested our Enterprise Integration Solutions Division. Further we expect revenue from our channel networking products to continue to decline. As a result, for the foreseeable future, we will continue to be subject to the risk of a dramatic decrease in revenue if there is a decrease in demand for our storage networking products. Therefore, widespread market acceptance of these products is critical to our future success. Recent economic and world events, combined with the evolving nature of the markets in which we sell our products, reduces our ability to accurately forecast our quarterly and annual revenue. Accordingly, the demand for, and market acceptance of, these products is uncertain.

         Factors that may affect the market acceptance of our products, some of which are beyond our control, include the following:

•	growth of storage networking product markets;

•	performance, quality, price and total cost of ownership of our existing products;

•	continued development of technologies that allow our storage networking products to function over WANs and over IP-based networks;

•	availability, price, quality and performance of competing products and technologies; and

•	successful development of our relationships with new and existing customers and parties with whom we have entered into strategic relationships.

Our historical financial information is not reflective of the divestiture of our Enterprise Integration Solutions Division or our acquisition of Articulent

         The financial data included in this prospectus and our financial statements filed with the Securities and Exchange Commission include the results of operations of our Networking Solutions Division and the Enterprise Integration Solutions Division. The Networking Solutions Division and the Enterprise Integration Solutions Division were not accounted for, and were not operated as, separate stand alone business entities and reported results of the two divisions may not be the same as those that would be achieved on a stand alone basis. In addition, we acquired Articulent in April 2001, and Articulent’s results are not included in our financial statements prior to that date. As a result, the historical financial statements may not be useful in predicting our future financial results.

Our success depends on the demand for our storage networking solutions

         We depend on the demand for and success of our storage networking products and services. Potential customers who have invested substantial resources in their existing data storage and management systems may be reluctant or slow to adopt a new approach, like storage networks or outside consulting or managed services. Our success in generating revenue in these areas will depend on, among other things, our ability to:

•	educate potential customers, parties with whom we have entered into strategic relationships and end users about the benefits of our products and related technologies and our expertise;

•	maintain and enhance our strategic relationships; and

•	predict and base our products and services on standards that ultimately become industry standards.

         In addition, the continued growth of the market for storage networking products and services may depend in part on the continued decrease in the price of related services and components, such as telecommunication lines and switches. Any increase in the price of these related services and components would likely cause this market to grow at a reduced rate. Further, storage networks are often implemented in connection with deployment of new storage systems and servers. Accordingly, our future success is also substantially dependent on the market for new storage systems and servers. We are substantially more dependent on our storage networking revenue since we have divested our Enterprise Integration Solutions Division.

If our relationships with parties with whom we have entered into strategic relationships are unsuccessful or terminated, our product revenues could decline

         We market our products in connection with a few significant storage vendors. As a result, our success depends substantially on our ability to manage and expand our relationships with these vendors, the overall market acceptance of these vendors’ products, and our ability to initiate new strategic relationships. In addition, we rely to a significant extent on the continued recommendation of our products by the parties with whom we have entered into strategic relationships. To the extent that these parties do not recommend our products, or to the extent that they recommend products offered by our competitors, or develop their own products similar to ours, our business will be harmed.

         We may not be able to successfully manage or expand the relationships with the parties with whom we have entered into strategic relationships, and they may not market our products successfully. Moreover, our relationships with such parties are not in writing, have no minimum purchase commitments and can be terminated or changed at any time. Our failure to manage and expand our relationships with these parties, our failure to develop relationships or the failure of these parties to market our products could substantially reduce our revenues and seriously harm our business.

         Moreover, we rely on a limited number of suppliers to provide certain of the products we supply to our customers. If any of our agreements with these parties are terminated, our ability to provide end-to-end storage solutions may be adversely affected.

Our industries are subject to rapid technological change, and we must keep pace to successfully compete

         The markets in which we sell our products and services are characterized by rapidly changing technology, evolving industry standards and the frequent introduction of new products and enhancements. Our future success depends in large part on our ability to enhance our existing products and services and to introduce new products and services on a timely basis to meet changes in customer preferences and evolving industry standards. In addition, our services must also be continually enhanced in order to comply with new technological developments. We cannot be certain that we will be successful in developing, manufacturing and marketing new solutions that respond to such changes in a timely manner and achieve market acceptance. We also cannot be certain that we will be able to develop the underlying core technologies necessary to create new products, enhancements and services.

         Additionally, changes in technology and consumer preferences could potentially render our current products and services noncompetitive or obsolete. If we are unable, for technological or other reasons, to develop new products or services or enhance existing products and services in a timely manner in response to technological and market changes, our business, results of operations and financial condition would be harmed.

We are substantially dependent on the financial services, telecommunications and information outsourcing industries

         Historically, a significant portion of our product revenues were derived from businesses in financial services, telecommunications and information outsourcing industries, respectively. The erosion of our relationships with our customers in these industries, or the erosion of demand for products in these industries generally, would harm our financial condition and operating results.

We depend on a limited number of suppliers for certain components and two contract manufacturers

         We depend upon a limited number of suppliers for several components used in the manufacture of our products. In the future, we may experience shortages of, or difficulties in acquiring, these components. If we are unable to buy these components, then we will not be able to manufacture our products on a timely basis. We also rely on two contract manufacturers for the manufacture of many of our products. Any failure on the part of our suppliers to keep pace with technological developments may harm our ability to offer competitive solutions. In addition, our results of operations could also be harmed if suppliers or contract manufacturers terminate their agreements with us.

         We use rolling forecasts based on anticipated product orders to determine our component requirements. Lead times for materials and components that we order vary significantly and depend on factors such as specific supplier requirements, contract terms and current market demand for such components. As a result, our component requirement forecasts may not be accurate. If we overestimate our component requirements, then we may have excess inventory, which would increase our costs. If we underestimate our component requirements, then we may have inadequate inventory, which could interrupt our manufacturing and delay delivery of our products to our customers. Either of these occurrences would negatively impact our business and operating results.

The competition in our markets may lead to reduced sales of our solutions, reduced profits or reduced market share

         The markets for our solutions are competitive and are likely to become even more competitive. Increased competition could result in pricing pressures, reduced sales, reduced margins, reduced profits, reduced market share or the failure of our solutions to achieve or maintain market acceptance. Our products and services face competition from multiple sources, including the ability of some of our customers to design alternative solutions to the problems targeted by our solutions. Many of our competitors and potential competitors have longer operating histories, greater name recognition, access to larger customer bases or substantially greater resources than we have. As a result, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements. For all of the foregoing reasons, we may not be able to compete successfully against our current and future competitors.

We may engage in future acquisitions that may dilute our shareholders and cause us to incur debt or assume contingent liabilities

         As part of our strategy, we expect to review opportunities to buy other businesses or technologies that would complement our current products and services, expand the breadth of our markets, enhance our technical capabilities, or otherwise offer growth opportunities. Because of our acquisition of Articulent, or in the event of any future purchases, we could:

•	spend significant amounts of cash;

•	issue stock that would dilute our current shareholders’ percentage ownership;

•	be subject to goodwill impairment charges; or

•	incur debt or assume liabilities.

         These purchases also involve numerous risks, including:

•	problems combining the purchased operations, technologies, personnel or products;

•	unanticipated costs;

•	diversion of management’s attention from our core business;

•	adverse effects on existing business relationships with suppliers, customers or parties with whom we have entered into strategic relationships;

•	risks associated with acquisitions in foreign countries;

•	risks associated with entering markets in which we have no or limited prior experience;

•	potential loss of employees of acquired or merged organizations; and

•	the growth rates of any acquired company may be less than those projected by analysts or anticipated by markets, which could have a depressive effect on our stock price.

         We cannot assure you that we will be able to successfully integrate any businesses, products, technologies or personnel related to organizations that we might acquire or merge with in the future, including Articulent.

Future terrorist attacks could substantially harm our business

         On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope. The U.S. government and media agencies were also subject to subsequent acts of terrorism through the distribution of anthrax through the mail. Such attacks and the U.S. government’s ongoing response may lead to further acts of terrorism, bio-terrorism and financial and economic instability. The precise effects of these attacks, future attacks or the U.S. government’s response to the same are difficult to determine, but they could have an adverse effect on our business, profitability and financial condition.

Undetected software or hardware errors could increase our costs and delay product introduction

         Networking products frequently contain undetected software or hardware errors when first introduced or as new versions are released. Our products are complex and errors may be found from time to time in our products, including new or enhanced products. In addition, our products are combined with products from other vendors. As a result, when problems occur, it may be difficult to identify the source of the problem. These problems may cause us to incur significant warranty and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relations problems. Moreover, the occurrence of hardware and software errors, whether caused by our or another vendor’s products, could delay or prevent the development of the markets in which we compete.

The loss of key executive or experienced personnel or the inability to hire and retain additional personnel with storage networking expertise could negatively impact sales and delay product introduction

         We are dependent on Thomas G. Hudson, our Chairman, President and Chief Executive Officer. In addition, we rely upon the continued contributions of our key management, engineering and sales and marketing personnel, many of whom would be difficult to replace quickly. We also believe that our success depends to a significant extent on the ability of our management to operate effectively, both individually and as a group. The loss of any one of our key employees could adversely affect our sales or delay the development or marketing of existing or future products and services.

         We believe our future success will depend also in part upon our ability to attract and retain highly skilled and qualified managerial, engineering, sales and marketing, and finance and operations personnel. Competition for these personnel is intense. In the past, we have experienced difficulty in hiring qualified personnel with storage networking expertise, and there can be no assurance that we will be successful in attracting and retaining these individuals in the future. The inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers and sales personnel, could delay the development and introduction of and negatively impact our ability to sell our products and services. In addition, companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. We cannot assure you that we will not receive such claims in the future as we seek to hire qualified personnel or that such claims will not result in costly litigation. We could incur substantial costs in defending ourselves against these claims, regardless of their merits.

We must continue to improve our operational systems and controls to manage future growth

         We plan to continue to expand our operations to pursue existing and potential market opportunities. We expect that this growth will place a significant demand on our management and our operational resources. In order to manage growth effectively, we must implement and improve our operational systems, procedures and controls and train our employee base. Accordingly, we cannot assure you that:

•	we will be able to effectively manage the expansion of our operations;

•	our key employees will be able to work together effectively as a team to successfully manage our growth;

•	we will be able to hire, train and manage our employee base;

•	we will be able to properly integrate our acquisitions;

•	our systems, procedures or controls will be adequate to support our operations; and

•	our management will be able to achieve the rapid execution necessary to fully exploit the market opportunity for our products and services.

         Our inability to manage growth effectively could harm our business.

We plan to increase our international sales activities, which will subject us to additional business risks

         Historically, international markets have accounted for a significant portion of our revenues. We plan to expand our international sales activities, and therefore our success will become increasingly dependent on our performance in international markets. Our international sales growth in these and other countries will be limited if we are unable to establish relationships with international distributors, establish additional foreign operations, expand international sales channel management, hire additional personnel and develop relationships with international service providers. Even if we are able to successfully expand international operations, we cannot be certain that we will be able to maintain or increase international market demand for our products. Our international operations, are subject to a number of risks, including:

•	supporting multiple languages;

•	recruiting sales, technical and consulting support personnel with the skills to support our solutions;

•	increased complexity and costs of managing international operations;

•	protectionist laws and business practices that favor local competition;

•	dependence on local vendors;

•	multiple, conflicting and changing governmental laws and regulations;

•	longer sales cycles;

•	difficulties in collecting accounts receivable, converting foreign currency to dollars and remitting funds to the United States;

•	difficulties in enforcing our legal rights;

•	reduced or limited protections of intellectual property rights; and

•	political and economic instability.

         None of our products include screen displays or user documentation in any language other than the English language. Our future prospects in international markets may require us to develop multiple language versions of our products and support documentation. The lack of such documentation could cause prospective customers to select other products. In addition, the development of such products and documentation could be costly and time consuming.

         Because a significant portion of our international revenues are denominated in foreign currencies, primarily the euro and British pounds sterling, an increase in the value of the U.S. dollar relative to these currencies could make our products more expensive and thus less competitive in foreign markets.

We have applied for and received a limited number of patents and we may be unable to protect our intellectual property, which would negatively affect our ability to compete

         Historically, we have not pursued patents on all our intellectual property. Traditionally, we have relied, and currently continue to rely, on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality agreements with substantially all our employees, consultants and parties with whom we enter into strategic relationships, and control access to and distribution of our software, documentation and other proprietary information. We have nine patents in process and have three existing patents. In addition, while we may pursue patent protection for our intellectual property in the future, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States or where legal authorities in foreign countries do not vigorously enforce existing laws.

         We have from time to time received, and may in the future receive, communications from parties asserting patent rights against us that relate to certain of our products. Although we believe that we possess all required proprietary rights to the technology involved in our products and that our products, trademarks and other intellectual property rights do not infringe upon the proprietary rights of third parties, we cannot assure you that others will not claim a proprietary interest in all or part of our technology or assert claims of infringement. All such claims, regardless of their merits, could expose us to costly litigation and could substantially harm our operating results.

Others may bring infringement claims against us, which could be time-consuming and expensive to defend

         In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Although we are not currently involved in any intellectual property litigation, we have in the past received correspondence from third parties alleging infringement and we may be a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of others’ intellectual property. These claims and any resulting lawsuits could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

•	stop selling, incorporating or using our products or services that use the challenged intellectual property;

•	obtain a license from the owner of the infringed intellectual property allowing us to sell or use the relevant technology, which license may not be available on reasonable terms, or at all;

•	pay damages to entities which acquired our discontinued operations as a result of indemnities included in relevant agreements; and

•	redesign those products or services that use such technology.

         In addition to the related costs of the foregoing actions, if we are forced to take any of these actions, we may be unable to manufacture and sell the related products, which would reduce our revenues.

Our products must comply with evolving industry standards and government regulations

         The market for our products is characterized by the need to support industry standards as they emerge, evolve and achieve acceptance. To remain competitive, we must continue to introduce new products and product enhancements that meet these industry standards. For example, all components of a storage network must utilize a limited number of defined standards in order to work with existing computer systems. Our products also must generally be approved for use by the storage vendors with whom we have strategic marketing relationships. Any failure to obtain such approval would have a material adverse impact on our business. Our products comprise only a part of the entire storage network and we depend on the companies that provide other components of the storage network, many of whom are significantly larger than we are, to support the industry standards as they evolve. The failure of these providers to support these industry standards could adversely affect the market acceptance of our products. In addition, in the United States, our products must comply with various regulations and standards defined by the Federal Communications Commission and Underwriters Laboratories. Internationally, products that we develop will also be required to comply with standards established by authorities in various countries. Failure to comply with existing or evolving industry standards or to obtain timely domestic or foreign regulatory approvals or certificates could materially harm our business.

Risks Related to the Notes

The notes are subordinated, and holders of senior indebtedness will be paid before holders of the notes are paid

         The notes will be unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. In addition, we may incur new indebtedness, which may be senior to the indebtedness represented by the notes. We are not prohibited from incurring debt, including indebtedness secured by our assets, under the indenture. The notes will also be effectively subordinated to any debt or other obligations incurred by any of our subsidiaries. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all of our secured indebtedness and other senior indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. See “Description of Notes — Subordination of Notes.”

There is no public market for the notes, which could limit their market price or your ability to sell them for their inherent value

         The notes are a new issue of securities for which there currently is no trading market. As a result, we cannot provide any assurances that a market will develop for the notes or that you will be able to sell your notes. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interests rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Historically, the market for convertible debt has been subject to disruptions that have caused substantial fluctuations in the prices of the securities. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.

         We have not applied for listing or quotation of the notes. To date, the notes have been designated for trading in the PORTAL market. To the extent any of the initial purchasers of the notes have been made a market in the notes, they may cease their market-making at any time without notice. In addition, any such market-making activities are subject to the limitations imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, and may be limited during the effectiveness of a registration statement relating to the notes. See “Description of Notes.”

Our ability to repurchase the notes for cash upon a change in control is limited and holders may not be able to liquidate their investment

         Upon the occurrence of a change in control, we will be required to offer to repurchase the notes as described in this prospectus. If a change in control occurs, we may not have sufficient funds to repurchase all notes tendered by the holders of the notes as described in this prospectus. The terms of any future credit or other agreements relating to indebtedness may prohibit such purchases. If a change in control occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we would remain prohibited from purchasing notes and an event of default would occur on the notes. The occurrence of an event of default under the notes could lead to the acceleration of all amounts outstanding on the notes, and may also trigger cross-default provisions, resulting in the acceleration of our other indebtedness. These events in turn could materially and adversely affect our share price as well as our ability to continue our operations.

You will experience immediate dilution if you convert your notes into shares of common stock because the per share conversion price of your notes is higher than the net tangible book value per share of our common stock

         If you convert your notes into shares of common stock, you will experience immediate dilution because the per share conversion price of the notes is higher than the net tangible book value per share of the outstanding common stock immediately after this offering. In addition, you may also experience dilution when we issue additional shares of common stock that we are permitted or required to issue under our direct stock purchase plan, stock option plans or other employee or director compensation plans.

We will have broad discretion with respect to the use of proceeds from the original offering of the notes

         The net proceeds of the initial offering of the notes were approximately $121.5 million. Our management retains broad discretion as to the use and allocation of the estimated net proceeds. Accordingly, you will not have the opportunity to evaluate the economic financial and other relevant information that we may consider in the application of the estimated net proceeds.

Risks Related to our Common Stock

Our stock price has been and is likely to continue to be volatile; the price of the notes may also fluctuate significantly, each of which may result in losses for investors

         The market price of our common stock has been volatile. As of April 29, 2002, the 52-week high and low sales prices of our common stock reported by the Nasdaq National Market ranged from $7.97 per share to $24.75 per share.

         The market price of our common stock has been, and likely will continue to be, subject to significant fluctuations in response to many factors, some of which are beyond our control, including:

•	general stock market conditions;

•	conditions in our industry;

•	changes in our revenues and earnings;

•	general economic and political conditions, including further terrorist attacks and responses thereto;

•	changes in analyst recommendations and projections; and

•	our ability to achieve results projected by analysts.

         In addition to the foregoing, we may fail to meet expectations of our shareholders or of analysts at some time in the future, and our stock price, and, as a result, the price of the notes, could decline.

We do not intend to pay dividends

         We have never paid cash dividends to shareholders and do not anticipate paying cash dividends in the foreseeable future.

Future sales of our common stock may depress our stock price and the price for the notes

         Sales of a substantial number of shares of our common stock in the public market, or the appearance that such shares are available for sale, could adversely affect the market price for our common stock. From time to time our directors and executive officers may implement Rule 10b5-1 trading plans pursuant to which sales of shares of our common stock are being made for the accounts of such individuals at varying price targets. Sales pursuant to such plans and other sales by our directors and officers may also have a depressive affect on the market price for our stock.

Anti-takeover effects of certain by-law provisions, Minnesota law, the indenture and our shareholder rights plan could discourage, delay or prevent a change in control

         Our articles of incorporation, bylaws and shareholder rights plan along with the indenture and Minnesota law could discourage, delay or prevent persons from acquiring or attempting to acquire us.

         Our articles of incorporation authorize our board of directors, without action by our shareholders, to designate and issue preferred stock in one or more series, with such rights, preferences and privileges as the board of directors shall determine. In addition, our articles of incorporation grant our board of directors the authority to adopt, amend or repeal all or any of our bylaws, subject to the power of the shareholders to change or repeal the bylaws. In addition, our bylaws limit who may call meetings of our shareholders.

         In addition, we have a shareholder rights plan. Under the plan each holder of shares of our common stock, including the shares of common stock issuable upon conversion of the notes, has the right upon the occurrence of certain events to purchase from us 1/1000th of a share of the Series A Junior Participating Preferred Stock at a price of $100.00 per unit, subject to adjustment.

         The indenture relating to the notes provides that in the event of certain changes in control, each holder of the notes will have the right to require us to purchase such holder’s notes at premium over the principle amount of the notes.

         As a public corporation, we are prohibited by the Minnesota Business Corporation Act, except under certain specified circumstances, from engaging in any merger, significant sale of stock or assets or business combination with any shareholder or group of shareholders who own at least 10% of our common stock.

RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown.

	Proforma	Years Ended January 31,		Years Ended December 31,

	2002(2)	2002	2001	1999	1998	1997

	(in thousands, except ratio data)

Income (loss) from continuing operations before income taxes	$(21,610)	$(17,220)	$24,076	$6,555	$5,089	$761

Plus fixed charges:

Interest expense	4,675	285	338	264	79	57

Assumed interest element included in rent expense(1)	1,952	1,952	1,772	1,323	1,041	922

Income (loss) from continuing operations before income taxes and fixed charges	(14,983)	(14,983)	26,186	8,142	6,209	1,740

Fixed charges	6,627	2,237	2,110	1,587	1,120	979

Ratio of earnings to fixed charges	— (3)	— (4)	12.41	5.13	5.54	1.78

Deficiency of earnings available to cover fixed charges	$(21,610)	$(17,220)

Rent expense	$5,857	$5,857	$5,315	$3,970	$3,122	$2,765

Interest portion – 33 1/3%	$1,952	$1,952	$1,772	$1,323	$1,041	$922

(1)	Total rent expense for the period divided by three. This is the portion of rental expense which the company believes to be representative of interest.

(2)	The proforma effect reflects interest expense and amortization of financing costs related to the notes, if the notes had been outstanding on February 1, 2001.

(3)	In fiscal 2002, the aggregate increase in proforma earnings or decrease in proforma fixed charges required to bring the ratio to 1.00 was $21.6 million.

(4)	In fiscal 2002, the aggregate increase in earnings or decrease in fixed charges required to bring the ratio to 1.00 was $17.2 million.

         Our consolidated ratios of earnings to fixes charges is computed as income (loss) from continuing operations before provision for income taxes and fixed charges. Fixed charges consist of interest expense plus such portion of rental expense as is representative of the interest factor.

USE OF PROCEEDS

         We will not receive any of the proceeds from the sale by any selling securityholder of the notes or the shares of common stock offered in this prospectus.

DIVIDEND POLICY

         We have not paid any cash dividends since our inception. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business. Thus, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

         The selected consolidated financial and other data presented below is derived from our consolidated financial statements. The information set forth below should be read in conjunction with our consolidated financial statements and the related notes thereto and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which are incorporated herein by reference. Historical results are not necessarily indicative of results that may be expected in the future. Our fiscal year end changed to January 31 effective in our 2000 fiscal year, which ended on January 31, 2001.

         The information in the “As Adjusted” in the consolidated balance sheet data below reflects the issuance of the notes and our application of the net proceeds.

	Years
	Ended
	January 31,				Years Ended December 31,

	2002		2001		1999(1)		1998		1997		1996

Consolidated Statements of Operations Data:

Revenue:

Product sales	$129,276		$125,432		$89,248		$74,969		$56,127		$61,412

Service fees	57,747		50,674		36,741		28,052		24,068		20,667

Total revenue	187,023		176,106		125,989		103,021		80,195		82,079

Cost of revenue	111,257		83,181		56,795		45,616		36,002		38,111

Cost of revenue — special charges	2,325	(2)	—		1,414	(4)	—		—		—

Total cost of revenue	113,582		83,181		58,209		45,616		36,002		38,111

Gross profit	73,441		92,925		67,780		57,405		44,193		43,968

Operating expenses:

Sales and marketing	52,156		41,019		34,626		32,255		27,504		22,370

Engineering and development	23,452		22,572		18,456		14,236		12,384		10,963

General and administrative	9,311		8,697		6,922		6,252		4,944		5,137

Special charges	996	(2)	(287	)(3)	1,331	(4)	—		—		(779	)(5)

Total operating expenses	85,915		72,001		61,335		52,743		44,832		37,691

Income (loss) from operations	(12,474)		20,924		6,445		4,662		(639)		6,277

Loss on sale and write-down of webMethods stock	(10,283	)(2)	—		—		—		—		—

Other income, net	5,537		3,152		110		427		1,400		2,072

Income (loss) from continuing operations before income taxes	(17,220)		24,076		6,555		5,089		761		8,349

Provision benefit for income taxes	(5,292)		7,947		2,229		1,730		312		3,173

Income (loss) from continuing operations	(11,928)		16,129		4,326		3,359		449		5,176

Income (loss) from discontinued operations, net of tax	8,222		(4,135)		329		1,370		(2,763)		(3,816)

Net income (loss)	$(3,706)		$11,994		$4,655		$4,729		$(2,314)		$1,360

Diluted income (loss) per share:

Continuing operations	$(.40)		$.58		$.17		$.15		$.02		$.22

Discontinued operations	$.28		$(.15)		$.01		$.06		$(.12)		$(.16)

Net income (loss)	$(.12)		$.43		$.18		$.21		$(.10)		$.06

Diluted shares	29,892		27,813		25,818		22,572		22,702		23,557

Other Financial Data(6)

Ratio of earnings to fixed charges	—		12.41	x	5.13	x	5.55	x	1.78	x	11.70	x

	As of January 31,			As of December 31,

	As Adjusted 2002	2002	2001	1999	1998	1997	1996

Consolidated Balance Sheet Data:

Cash, cash equivalents and marketable securities	$239,589	$118,014	$150,477	$26,895	$12,362	$10,824	$35,065

Working capital	281,846	160,271	182,625	50,715	35,587	30,380	48,192

Total assets	394,738	269,738	268,623	110,654	87,596	78,950	81,561

Long-term obligations	125,708	708	1,952	1,780	1,816	701	—

Total shareholders’ equity	216,643	216,643	213,102	78,472	60,558	55,607	64,161

(1)	On January 12, 2002, we changed our fiscal year end to January 31, rather than December 31.

(2)	Includes special charges and other items recognized in the first quarter of fiscal 2001, including a $2.0 million write-down of inventory, a $325,000 write-off of our FileSpeed product, a $996,000 restructuring charge and a $10.3 million loss on the sale and write-down of webMethods common stock acquired from the disposition of a portion of our discontinued operations.

(3)	Includes a reversal of the unused balance of a fiscal 1999 fourth quarter accrual for an abandoned facility of $287,000.

(4)	Includes special charges in the fourth quarter of fiscal 1999 of $1.4 million for the write-off of non-storage network-related products and $1.3 million for an abandoned facility.

(5)	Reflects a $779,000 reversal of a portion of a fiscal 1995 management reorganization charge.

(6)	For our 2001 fiscal year, the aggregate increase in earnings or decrease in fixed charges for fiscal required to bring the ratio to 1.00 was $17.2 million. The proforma effect of interest expense and amortization of financing costs related to the notes, if the notes had been outstanding on February 1, 2001, would increase the amount needed from earnings or the decrease in fixed charges required to bring the ratio to 1.00 to $21.6 million. These ratios are calculated by dividing (a) income from continuing operations before income taxes and fixed charges by (b) fixed charges. Fixed charges include interest expense and related amortization of financing costs plus a portion of rental expense attributable to interest.

DESCRIPTION OF NOTES

         We issued the notes under an indenture dated February 20, 2002 between us and U.S. Bank National Association, as trustee. The terms of the notes include those provided in the indenture and those provided in the registration rights agreement dated February 20, 2002 between us and the initial purchasers of the notes.

         The following summarizes some, but not all, provisions of the notes, the indenture and the registration rights agreement, and is not complete. We urge you to carefully read these documents in their entirety because they, and not this description, define your rights as a holder of the notes. You may request copies of these documents at our address set forth under “Incorporation of Certain Documents by Reference.” In this section of the prospectus, when we refer to “CNT,” “we,” “our,” or “us,” we are referring to Computer Network Technology Corporation and not any of its current or future subsidiaries.

General

         The notes are unsecured general obligations of CNT and are subordinate in right of payment as described under “Subordination of Notes.” The notes are convertible into common stock as described under “Conversion of Notes.” The notes are limited to $125,000,000 aggregate principal amount. The notes were issued only in denominations of $1,000 or in multiples of $1,000. The notes will mature on February 15, 2007, unless earlier redeemed by us at our option or purchased by us at your option upon a change in control.

         We are not restricted by the terms of the indenture from paying dividends, incurring debt, or issuing or repurchasing our securities. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of CNT, except to the extent described under “Purchase of Notes at Your Option Upon a Change in Control.”

         The notes bear interest at the annual rate of 3.00%. Interest is payable on February 15 and August 15 of each year, beginning August 15, 2002, subject to limited exceptions if the notes are redeemed or purchased prior to the interest payment date. The record dates for the payment of interest is February 1 and August 1. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

         We will maintain an office in the City of New York where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee.

Conversion of Notes

         You have the right, at your option, to convert your notes into shares of our common stock at any time prior to maturity, unless previously redeemed or purchased, at the conversion price of approximately $19.17 per share, subject to the adjustments described below. You may convert the notes in denominations of $1,000 and multiples of $1,000.

         Except as described below, we will not make any payment or other adjustment for accrued interest on the notes or dividends on any common stock issued upon conversion of the notes. If you submit your notes for conversion between a record date for an interest payment and the opening of business on the next interest payment date (except for notes or portions of notes called for redemption on a redemption date occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date), you must pay funds equal to the interest payable on the principal amount to be converted. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay a cash amount based upon the closing market price of the common stock on the last trading day prior to the date of conversion. If the notes are called for redemption or are subject to purchase following a change in control, your conversion rights on the notes called for redemption or so subject to purchase will expire at the close of business on the second business day before the redemption date or purchase date, as the case may be, unless we default in the payment of the redemption price or purchase price. If you have submitted your notes for purchase upon a change in control, you may only convert your notes if you withdraw your election in accordance with the indenture.

         The conversion price will be adjusted upon the occurrence of:

(1)	the issuance of shares of our common stock as a dividend or distribution on our common stock;

(2)	the subdivision or combination of our outstanding common stock;

(3)	the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

(4)	the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets or rights or warrants, excluding:

•	dividends, distributions and rights or warrants referred to in clause (1) or (3) above; and

•	dividends or distributions exclusively in cash referred to in clause (5) below.

(5)	the distribution to all or substantially all holders of our common stock of all-cash distributions in an aggregate amount that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment, and (B) all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment exceeds an amount equal to 10% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; and

(6)	the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment, and (B) all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the expiration date of such tender offer.

         In the event of:

•	any reclassification of our common stock, or

•	a consolidation, merger or combination involving CNT, or

•	a sale or conveyance to another person of the property and assets of CNT as an entirety or substantially as an entirety (determined on a consolidated basis),

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled to convert their notes into the same type of consideration received by common stock holders immediately prior to one of these types of events.

         You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price.

         We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 days if our board of directors determines that such reduction would be in the best interest of CNT. We are required to give at least 15 days’ prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

         No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least 1%. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

Subordination of Notes

         The indebtedness evidenced by the notes is subordinated to the extent provided in the indenture to the prior payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all of our existing and future senior indebtedness. Upon any distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, or in bankruptcy, insolvency, receivership or similar proceedings, payment of the principal of, premium, if any, interest and all other obligations in respect of the notes, including by way of redemption, acquisition or other purchase thereof, is to be subordinated in right of payment to the prior payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all of our existing and future senior indebtedness. In addition, the notes are also effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations and preferred stock, if any, of our subsidiaries.

         In the event of any acceleration of the notes because of an event of default, the holders of any senior indebtedness then outstanding would be entitled to payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all obligations in respect to such senior indebtedness before the holders of notes are entitled to receive any payment or other distribution. We are required to promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default.

         We also may not make any payment upon or redemption of or purchase or otherwise acquire the notes if:

•	a default in the payment of principal of, premium, if any, interest or other obligations in respect of designated senior indebtedness occurs and is continuing beyond any applicable period of grace, or

•	any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of the designated senior indebtedness as to which such default relates to accelerate its maturity and the trustee receives a notice of such default, which we refer to as a payment blockage notice, from us or any other person permitted to give this notice under the indenture.

         We may and shall resume making payments on the notes:

•	in the case of a payment default, when the default is cured or waived or ceases to exist, and

•	in the case of a nonpayment default, the earlier of when such nonpayment default is cured or waived or ceases to exist or 179 days after receipt of the payment blockage notice.

         No new period of payment blockage may be commenced pursuant to a payment blockage notice unless and until 365 days have elapsed since the initial effectiveness of the prior payment blockage notice.

         No default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

         In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than the other creditors of CNT. Such subordination will not prevent the occurrence of any event of default under the indenture.

         A portion of our operations are and in the future may be conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, may depend upon the earnings of our subsidiaries. In addition, we could be dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

         Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business consideration. There can be no assurance that we will receive adequate funds from our subsidiaries to pay interest due on the notes or to repay the notes when redeemed or upon maturity.

         Our right to receive any assets of any of our subsidiaries upon its liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

         The notes are effectively subordinated to any future indebtedness and other liabilities of our subsidiaries.

         Neither we nor our subsidiaries are limited in or prohibited from incurring senior indebtedness or any other indebtedness or liabilities under the indenture.

Definitions of Senior Indebtedness, Indebtedness and Designated Senior Indebtedness

         “designated senior indebtedness” means any particular senior indebtedness in which the instrument creating or evidencing the senior indebtedness or the assumption or guarantee thereof (or related documents or agreements to which we are a party) expressly provides that such indebtedness shall be “designated senior indebtedness” (provided that such instrument may place limitations and conditions on the right of such senior indebtedness to exercise the rights of designated senior indebtedness).

         “indebtedness” means:

(1)	all of our indebtedness, obligations and other liabilities, contingent or otherwise, for borrowed money, including obligations:

•	in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or

•	evidenced by bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to all of our assets or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services,

(2)	all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers’ acceptances or similar facilities,

(3)	all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet, or under other leases for facilities equipment or related assets, whether or not capitalized, entered into or leased for financing purposes, as determined by CNT,

(4)	all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a residual value of leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase the leased property (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles),

(5)	all of our obligations, contingent or otherwise, with respect to an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement,

(6)	all of our direct or indirect guaranties or similar agreements to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (5),

(7)	any indebtedness or other obligations described in clauses (1) through (6) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us, regardless of whether the indebtedness or other obligation secured thereby has been assumed by us, and

(8)	any and all deferrals, renewals, extensions and refundings of, or amendments, modifications supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (7).

         “senior indebtedness” means the principal of, premium, if any, interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of CNT whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by CNT, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing, unless in the case of any particular indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes.

         Senior indebtedness does not include any indebtedness of CNT to any subsidiary of CNT.

Provisional Redemption by CNT

         We may redeem the notes in whole or in part at any time prior to maturity upon at least 20 and not more than 60 days’ notice by mail to holders of the notes, at a redemption price equal to $1,000 per $1,000 aggregate principal amount of notes plus the “make-whole” payment described below, if:

•	the closing price of our common stock has exceeded 175% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date on which we mail the provisional redemption notice (which date shall be at least 30 days but not more than 60 days prior to the provisional redemption date); and

•	during the period that we are obligated under the registration rights agreement to keep the shelf registration statement effective, such shelf registration statement covering resale of the notes and the common stock issuable upon conversion of the notes is effective and available for use as of, and including, the date on which we mail the provisional redemption notice through and including the provisional redemption date.

         If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis. If any notes are to be redeemed in part only, a new note or notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder’s notes is selected for partial redemption and the holder thereafter converts a portion of its notes, the converted portion will be deemed to be taken from the portion selected for redemption.

         Upon any provisional redemption, we will make an additional “make-whole” payment in cash with respect to the notes called for redemption to holders on the notice date in an amount equal to the total value of the aggregate amount of the interest and liquidated damages, if any, that would have been payable on the notes from the last day through which interest was paid on the notes (or February 20, 2002 if no interest has been paid) through maturity. We must make these payments on all notes called for redemption, including notes converted after the date we mailed the notice.

         No sinking fund is provided for the notes.

Purchase of Notes at Your Option Upon a Change in Control

         In the event of a change in control, you will have the right to require us to purchase all or any part of your notes 30 business days after the occurrence of a change in control at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, including liquidated damages, if any, to, but excluding, the purchase date. Notes submitted for purchase must be in $1,000 or multiples of $1,000 principal amount.

         We shall mail to the trustee and to each holder a written notice of the change in control within 10 business days after the occurrence of a change in control. This notice shall state among other things:

•	the terms and conditions of the change in control;

•	the procedures required for exercise of the change in control purchase feature; and

•	the holder’s right to require CNT to purchase the notes.

         You must deliver written notice of your exercise of this purchase right to a paying agent at any time prior to the close of business on the business day prior to the change in control purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date.

         A change in control will be deemed to have occurred if any of the following occurs:

•	any “person” or “group” is or becomes the “beneficial owner,” directly or indirectly, of shares of voting stock of CNT representing more than 50% of the total voting power of all outstanding classes of voting stock of CNT, other than acquisitions by CNT, its subsidiaries or its employee benefit plans, or has the power, directly or indirectly, to elect a majority of the members of the board of directors of CNT;

•	CNT consolidates with, or merges with or into, another person or CNT sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of CNT (determined on a consolidated basis), or any person consolidates with, or merges with or into, CNT, in any such event other than pursuant to a transaction in which the persons that “beneficially owned,” directly or indirectly, shares of voting stock of CNT immediately prior to such transaction “beneficially own,” directly or indirectly, shares of voting stock of CNT, representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; or

•	a liquidation or dissolution of CNT.

         However, a change in control will not be deemed to have occurred if either:

•	the last sale price of our common stock for any five trading days within

•	the period of ten consecutive trading days immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control resulting solely from a change in control under the first bullet point above, or

•	the period of ten consecutive trading days immediately preceding the change in control, in the case of a change in control under the second and third bullet points above,

•	is at least equal to 105% of the conversion price in effect on such day; or

•	in the case of a merger or consolidation, at least 90% of the consideration, excluding cash payments for fractional shares in the merger or consolidation constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

         For purposes of this change in control definition:

         “person” or “group” have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule l3d-5 (b) (1) under the Exchange Act, or any successor provision;

         a “beneficial owner” will be determined in accordance with Rule l3d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of voting stock of CNT will be deemed to include, in addition to all outstanding shares of voting stock of CNT and unissued shares deemed to be held by the “person” or “group” or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

         “beneficially owned” has a meaning correlative to that of beneficial owner;

         “unissued shares” means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

         “voting stock” means any class or classes of capital stock pursuant to which the holders of capital stock under ordinary circumstances have the power to vote in the election of the board of directors, managers or trustees of any person or other persons performing similar functions irrespective of whether or not, at the time, capital stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

         The term “all or substantially all” as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of “all or substantially all” of our assets.

         We will under the indenture:

•	comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule if required under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a change in control.

         This change in control purchase feature may make more difficult or discourage a takeover of CNT and the removal of incumbent management. However, we are not aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is a result of negotiations between us and the initial purchasers.

         We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

         If a change in control were to occur, we may not have sufficient funds to pay the change in control purchase price for the notes tendered by holders. In addition, we may in the future incur debt that has similar change of control provisions that permit holders of this debt to accelerate or require us to repurchase this debt upon the occurrence of events similar to a change in control. Our failure to repurchase the notes upon a change in control will result in an event of default under the indenture, whether or not the purchase is permitted by the subordination provisions of the indenture.

Events of Default

         Each of the following will constitute an event of default under the indenture:

(1)	failure to pay principal of or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the indenture;

(2)	failure to pay any interest, including liquidated damages, if any, on any note when due, if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

(3)	failure of CNT to perform any other covenant required of us in the indenture, if such failure continues for 60 days after written notice has been given by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes; and

(4)	certain events in bankruptcy, insolvency or reorganization of CNT.

         If an event of default, other than an event of default described in clause (4) above, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (4) above occurs, the principal amount of the notes will automatically become immediately due and payable. Any payment by us on the notes following any such acceleration will be subject to the subordination provisions described above.

         After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

         Subject to the trustee’s duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. The indenture provides that the trustee may withhold notice to the holders of notes any default (except in the case of principal, premium, if any, or interest with respect to the notes) if the trustee considers it in the best interest of the holders of the notes to do so. Subject to the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

         No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to the notes;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

•	the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request within 60 days after such notice, request and offer.

         However, these limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any note or the right to convert the note on or after the applicable due date.

         We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not CNT, to the officer’s knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture. If so, such statement will specify any known defaults.

Modification and Waiver

         We and the trustee may make modifications and amendments to the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding notes.

         However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding note who is affected by the modification or amendment if such modification or amendment would do any of the following:

•	extend the stated maturity of the principal of or interest on any note,

•	reduce the principal amount of, or any premium or interest on, any note,

•	reduce the amount of principal payable upon acceleration of the maturity of any note,

•	change the place or currency of payment of principal of, or any premium or interest on, any note,

•	impair the right to institute suit for the enforcement of any payment on, or with respect to, any note,

•	adversely affect the right of holders to convert notes other than as provided in or under the indenture,

•	reduce the percentage in principal amount of outstanding notes, the consent of whose holders is required for modification or amendment of the indenture,

•	reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or

•	modify such provisions with respect to modification and waiver.

         Holders of a majority in aggregate principal amount of the outstanding notes may waive, on behalf of the holders of all of the notes, compliance by us with respect to certain restrictive provisions of the indenture.

         Generally, the holders of not less than a majority of the aggregate principal amount of the outstanding notes may, on behalf of all holders of the notes, waive any past default or event of default unless:

•	we fail to pay principal, premium or interest on any note when due;

•	we fail to convert any note into common stock; or

•	we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

         Any notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and denominator) for purposes of determining whether the holders of a majority in principal amount of the outstanding notes have consented to a modification, amendment or waiver of the terms of the indenture.

Consolidation, Merger and Sale of Assets

         We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

•	the successor person, if any, is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of the United States, or any state of the United States, and assumes our obligations on the notes and under the indenture; and

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing.

Registration Rights

         We entered into a registration rights agreement with the initial purchasers of the notes. If you sell the notes or shares of common stock issued upon conversion of the notes under this registration statement, you generally will be required to be named as a selling security holder in this prospectus, deliver this prospectus to purchasers and be bound by applicable provisions of the registration rights agreement, including some indemnification provisions.

         In the registration rights agreement, we agreed to file with the Securities and Exchange Commission, at our expense, a registration statement that includes this prospectus. We agreed to use our reasonable best efforts to cause the registration statement to become effective as promptly as practical, but by August 19, 2002. We agreed to keep the registration statement effective until the earliest of:

(1)	two years after the filing date;

(2)	the date when all registrable securities shall have been registered under the Securities Act and disposed of; and

(3)	the date on which all registrable securities are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

         We may suspend the use of this prospectus under limited circumstances, including pending corporate developments or public filings with the Securities and Exchange Commission, for a period not to exceed 45 days in any 90-day period and 90 days in any 360-day period. We also agreed to pay liquidated damages to holders of the notes and shares of common stock issued upon conversion of the notes if the registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above. You should refer to the registration rights agreement for a description of these liquidated damages.

Satisfaction and Discharge

         We may, at our option, satisfy and discharge our obligations under the indenture while notes remain outstanding if (1) all outstanding notes will become due and payable at their scheduled maturity within one year, or (2) all outstanding notes are scheduled for redemption within one year, and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

Transfer and Exchange

         We have initially appointed the trustee as security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

•	vary or terminate the appointment of the security registrar, paying agent or conversion agent;

•	appoint additional paying agents or conversion agents; or

•	approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

         All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

         We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Replacement of Notes

         We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Governing Law

         The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

Concerning the Trustee

         U.S. Bank National Association has agreed to serve as the trustee under the indenture. The trustee will be permitted to deal with CNT and any affiliate of CNT with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflicts or resign.

         The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

         The notes were originally issued in registered book-entry form, without coupons. The notes that are sold under this prospectus will be represented by one or more global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

         DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

         DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

         We expect that pursuant to procedures established by DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

         Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

         So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         We will make payments of principal of, premium, if any, and interest on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

         Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

         DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that they are unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under the heading “Transfer Restrictions.”

         Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock currently consists of 100,000,000 shares of common stock and 1,000,000 shares of preferred stock. Following is a summary of the material provisions of our common stock, our preferred stock, our rights plan, the anti-takeover provisions of the Minnesota Business Corporation Act, our articles of incorporation and our bylaws.

Common Stock

         CNT common stock is traded on the Nasdaq National Market under the symbol “CMNT.”

         Subject to preferences that may be applicable to any outstanding preferred stock, the holders of outstanding shares of common stock are entitled to the following rights:

•	to receive dividends out of assets legally available therefor at such times and in such amounts as our board of directors from time to time may determine;

•	one vote for each share held on all matters submitted to a vote of our shareholders; and

•	upon our liquidation, dissolution or winding-up, to share ratably in all assets remaining after payment of liabilities and the liquidation or redemption of any preferred stock.

         Cumulative voting for the election of directors is not authorized by our articles of incorporation, which means that the holders of a majority of the outstanding shares of stock with voting rights can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. The rights of holders of common stock may be altered by the greater of the vote of holders of a majority of shares of common stock present and entitled to vote at a meeting of shareholders, and a vote at a meeting of shareholders of holders of a majority of the minimum number of shares of common stock that would constitute a quorum. A quorum consists of a majority of the shares issued and outstanding and entitled to vote.

Preferred Stock

         Our board of directors is authorized, without action by our shareholders, to designate and issue preferred stock in one or more series. The board of directors can designate the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions thereon.

         The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, have the effect of delaying, deferring or preventing a change in control. The issuance of preferred stock with voting or conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We have no current plans to issue any shares of preferred stock.

Shareholder Rights Plan

         Out of the 1,000,000 authorized shares of preferred stock, on January 31, 2002, there were 40,000 shares of Series A Junior Participating Preferred Stock reserved for issuance in connection with our shareholder rights plan set forth in our Rights Agreement, dated July 24, 1998, as amended November 21, 2000, with ChaseMellon Shareholder Services, L.L.C. as rights agent.

         In July 1998, the board of directors adopted the shareholder rights plan and declared a dividend distribution of one preferred stock purchase right for each share of common stock to shareholders of record on August 10, 1998. Each share of common stock issued subsequent to such date, including the shares of common stock issuable upon conversion of the notes, includes a corresponding preferred stock purchase right. Each preferred stock purchase right entitles the registered holder to purchase from us 1/1000th of a share of the Series A Junior Participating Preferred Stock at a price of $100.00 per unit, subject to adjustment. The rights become exercisable upon the earlier of:

•	the close of business on the 10th day following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 20% or more of the outstanding common shares; or

•	the close of business of the 10th day following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding common shares.

         Upon exercise and payment of the then current purchase price for the right, the right holder will have the right to receive common stock (or, in some circumstances, cash, property or other securities of ours) having a value equal to two times the purchase price. Upon the occurrence of certain other events, each right holder shall have the right to receive, upon exercise and payment of the then current purchase price, common stock of the other party to the transaction having a value equal to two times the purchase price.

         We are entitled to redeem the rights in whole, but not in part, at a price of $0.01 per right, subject to adjustment, payable in cash or shares of our common stock, at any time prior to the earlier of the expiration of the rights in July 2008 or 10 days following the time that a party has acquired beneficial ownership of 20% or more of the shares of common stock then outstanding. Any of the provisions of the Rights Agreement governing the rights may be supplemented or amended by us in our sole and absolute discretion. Such supplements or amendments by us may be made without the approval of the rights holders.

         The existence of the shareholder rights plan as well as the ability of the board of directors to issue preferred stock and the anti-takeover provision of Minnesota law described below may serve to discourage an acquisition of us or stock purchases in furtherance of an acquisition.

Business Combinations and Control Share Acquisitions Under the Minnesota Business Corporation Act

         As a public corporation, we are governed by the provisions of sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. These anti-takeover provisions could operate to deny shareholders the receipt of a premium on their stock and may also have a depressive effect on the market price of our stock. Section 302A.671 basically provides that the shares of a corporation acquired in a

“control share acquisition” have no voting rights unless voting rights are approved by the shareholders in a prescribed manner. A “control share acquisition” is generally defined as an acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. Section 302A.673 prohibits a public corporation from engaging in a “business combination” with an “interested shareholder” for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. For purposes of Minnesota law, a “business combination” includes mergers, asset sales and other transactions. An “interested shareholder” is a person who is the beneficial owner of 10% or more of a corporation’s voting stock. Reference is made to the detailed terms of sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act.

Articles of Incorporation and Bylaws

         Our articles of incorporation and bylaws could make completion of an offer to acquire us more difficult. We believe that the benefits of increased protection from unfriendly or unsolicited proposals to acquire or restructure us outweigh the disadvantages of discouraging such proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of such proposals could result in an improvement of their terms.

         Our articles of incorporation authorize, without action by the shareholders, our board of directors to designate and issue preferred stock in one or more series. The board of directors can also issue shares of a class or series to holders of shares of another class or series to effectuate share dividends, splits or conversions of our outstanding shares. In addition, our articles of incorporation grant our board of directors the authority to adopt, amend or repeal all or any of the bylaws, by a majority of its members present at a duly called meeting, subject to the power of the shareholders to change or repeal the bylaws. In addition, our bylaws provide that meetings of our shareholders may only be called by the board of directors, certain of our officers and shareholders holding not less than 3% of all outstanding voting shares.

         The provisions of the shareholder rights plan, our articles of incorporation, our bylaws and Minnesota law are intended to encourage potential acquirers to negotiate with us and to allow our board of directors the opportunity to consider alternative proposals in the interest of maximizing shareholder value. Such provisions may also have the effect of discouraging acquisition proposals or delaying or preventing a change in control, which may harm our stock price.

Transfer Agent

         The transfer agent for our common stock is ChaseMellon Shareholder Services, L.L.C., 150 North Wacker Drive, Suite 2120, Chicago, IL 60606.

SELLING SECURITYHOLDERS

         The notes were originally issued by us and sold by Bear, Stearns & Co. Inc., SG Cowen Securities Corporation and SoundView Technology Corporation (collectively, the “initial purchasers”) in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be “qualified institutional buyers” as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of common stock issued upon conversion of such notes. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests.

         The table below sets forth the name of each selling securityholder, the principal amount at maturity of notes that each selling securityholder may offer pursuant to this prospectus and the number of shares of common stock into which such notes are convertible. Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding common stock.

         The principal amounts of the notes provided in the table below is based on information provided to us by each of the selling securityholders as of April 26, 2002, and the percentages are based on $125,000,000 principal amount at maturity of notes outstanding. The number of shares of common stock that may be sold is calculated based on the current conversion rate of 52.1752 shares of common stock per $1,000 principal amount at maturity of the notes.

         Since the date on which each selling securityholder provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in a transaction exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required. In addition, the conversion ratio, and therefore the number of shares of our common stock issuable upon conversion of the notes, is subject to adjustment. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease.

         The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the notes or the shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales.

	AGGREGATE		NUMBER OF
	PRINCIPAL AMOUNT		SHARES OF	PERCENTAGE OF
	AT MATURITY OF	PERCENTAGE	COMMON STOCK	SHARES OF
	NOTES THAT MAY	OF NOTES	THAT MAY BE	COMMON STOCK
	BE SOLD(3),(4)	OUTSTANDING	SOLD(1)	OUTSTANDING(2)

Alpha U.S. Subfund VIII, LLC	500,000	*	26,088	*

Context Convertible Arbitrage Fund, LP	750,000	*	39,131	*

Deephaven Domestic Convertible Trading, Ltd.	9,900,000	7.92%	516,534	1.7%

DKR Fixed Income Holding Fund Ltd.	2,000,000	1.6%	104,350	*

JMG Capital Partners, LP	2,000,000	1.6%	104,350	*

JMG Triton Offshore Fund, Ltd.	5,675,000	4.5%	296,094	*

Newport Investments, Inc.	600,000	*	31,305	*

Tribeca Investments, L.L.C	5,000,000	4.0%	260,876	*

*	Indicates an amount less than one percent (1%).

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 52.1752 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under “Description of the Notes – Conversion of Notes.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 30,439,243 shares of common stock outstanding as of April 1, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder’s notes, but we did not assume conversion of any other holder’s notes.

(3)	Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4)	Assumes that any other holders of the notes or any future pledgees, donees, assignees, transferees or successors of or from any other such holders of the notes, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

PLAN OF DISTRIBUTION

         The selling securityholders will be offering and selling all of the securities offered and sold under this prospectus. We will not receive any of the proceeds from the offering of the notes or the shares of common stock by the selling securityholders. In connection with the initial offering of the notes, we entered into a registration rights agreement dated February 20, 2002 with the initial purchasers of the notes. Securities may only be offered or sold under this prospectus pursuant to the terms of the registration rights agreement. However, selling securityholders may resell all of a portion of the securities in open market transactions in reliance upon Rule 144 or Rule 144A under the Securities Act, provided they meet the criteria and conform to the requirements of one of these rules. We are registering the notes and shares of common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the notes and the shares of common stock covered by this prospectus.

         The selling securityholders may sell all or a portion of the notes and shares of common stock beneficially owned by them and offered hereby from time to time:

•	directly; or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders and/or from the purchasers of the notes and shares of common stock for whom they may act as agent.

         The notes and the shares of common stock may be sold from time to time in one or more transactions at:

•	fixed prices, which may be changed;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

         These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the notes or shares of common stock offered by them hereby will be the purchase price of the notes or shares of common stock less discounts and commissions, if any.

         The sales described in the preceding paragraph may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes or shares of common stock may be listed or quoted at the time of sale, including the Nasdaq National Market in the case of the shares of common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

         In connection with sales of the notes and shares of common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and shares of common stock in the course of hedging their positions. The selling securityholders may also sell the notes and shares of common stock short and deliver the notes and shares of common stock to close out short positions, or loan or pledge notes and shares of common stock to broker-dealers that in turn may sell the notes and shares of common stock.

         To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the shares of common stock by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the notes and the shares of common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the notes and the shares of common stock by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

         The outstanding shares of common stock are listed for trading on the Nasdaq National Market.

         The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes or the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the notes or the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling securityholders may be deemed to be underwriters, the selling securityholders may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         Because the selling securityholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will disclose:

•	the name of the selling securityholders and any participating underwriters, broker-dealers or agents;

•	the aggregate amount and type of securities being offered;

•	the price at which the securities were sold and other material terms of the offering;

•	any discounts, commissions, concessions or other items constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	that the participating broker-dealers did not conduct any investigation to verify the information in this prospectus or incorporated in this prospectus by reference.

The prospectus supplement or a post-effective amendment will be filed with the Securities and Exchange Commission to reflect the disclosure of additional information with respect to the distribution of the securities. In addition, if we receive notice from a selling securityholder that a donee or pledgee intends to sell more than 500 shares of our common stock, a supplement to this prospectus will be filed.

         The notes were issued and sold in February 2002 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be “qualified institutional buyers,” as defined in Rule 144A under the Securities Act. Pursuant to the registration rights agreement, we have agreed to indemnify the initial purchasers and each selling securityholder, and each selling securityholder has agreed to indemnify us against specified liabilities arising under the Securities Act. The selling securityholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the securities against some liabilities, including liabilities that arise under the Securities Act.

         The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying shares of common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying shares of common stock to engage in market-making activities with respect to the particular notes and the underlying shares of common stock being distributed for a period of up to five business days prior to the commencement of distribution. This may affect the marketability of the notes and the underlying shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying shares of common stock.

         Under the registration rights agreement, we are obligated to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

•	two years after the filing date;

•	the date when all registrable securities shall have been registered under the Securities Act and disposed of; and

•	the date on which all registrable securities are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

         Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the notes and shares of common stock pursuant to the registration statement to which this prospectus relates.

         We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling securityholder. Each selling securityholder has agreed not to trade securities from the time the selling securityholder receives notice from us of this type of event until the selling securityholder receives a prospectus supplement or amendment. This time period will not exceed 45 days in any 90-day period or 90 days in a 360-day period.

LEGAL MATTERS

         Certain legal matters with respect to the notes will be passed upon for us by Leonard, Street and Deinard Professional Association.

EXPERTS

         The consolidated financial statements and schedule of Computer Network Technology Corporation as of January 31, 2002 and 2001, and for the years ended January 31, 2002 and 2001, the year ended December 31, 2000, and the one month transition period ended January 31, 2000, have been incorporated by reference herein in reliance upon the reports of KPMG llp, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act, we file reports, proxy and information statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Office of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. The Commission also maintain a website that contains reports, proxy and information statements and other information. The website address is http://www.sec.gov. Please call the Commission at 1-800-SEC-0330 for further information on its public reference rooms.

         No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by CNT. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of CNT since the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or of any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

3.00% Convertible
Subordinated Notes due 2007
and Shares of Common Stock
Issuable upon Conversion of
the Notes

Prospectus

             , 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14: Other Expenses of Issuance and Distribution

         We are paying all of the selling securityholders’ expenses related to this offering, except the selling securityholders will pay any applicable broker’s commissions and expenses. The following table sets forth the approximate amount of fees and expenses payable by us in connection with this Registration Statement and the distribution of the notes and the shares of common stock registered hereby. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee	$8,611.20

Transfer Agent’s, Trustees’ and Depositary’s Fees and Expenses	$1,000

Printing and Engraving Fees and Expenses	$5,000

Accounting Fees and Expenses	$20,000

Legal Fees and Expenses	$30,000

Miscellaneous Expenses	$5,388.80

Total	$70,000.00

Item 15: Indemnification of Officers and Directors

         Unless prohibited in a corporation’s articles or bylaws, Minnesota Statutes, Section 302A.521 requires indemnification of officers, directors, employees and agents, under certain circumstances, against judgments, penalties, fines, settlements and reasonable expenses (including attorney’s fees and disbursements) incurred by such person in connection with a threatened or pending proceeding with respect to the acts or omissions of such person in his official capacity. The general effect of Minnesota Statutes, Section 302A.521 is to reimburse (or pay on behalf of) directors and officers of the Registrant any personal liability that may be imposed for certain acts performed in their capacity as directors and officers of the Registrant, except where such persons have not acted in good faith.

         As permitted by the Minnesota Business Corporation Act, the Articles of Incorporation of Computer Network Technology Corporation eliminate the liability of our directors for monetary damages arising from any breach of fiduciary duties as a member of our board of directors (except as expressly prohibited by Minnesota Statutes, section 302A.251, subd. 4).

         The Registrant’s officer’s and director’s liability insurance provides for indemnification of our officers and directors in certain circumstances.

         Underwriters, dealers and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make in respect thereof.

Part II-1

Item 16: Exhibits

Exhibit
Number	Description

2.1	Purchase Agreement dated April 3, 2001 between Computer Network Technology Corporation and Ernest J. Parsons(1)

3.1	Second Restated Articles of Incorporation of Computer Network Technology Corporation(2)

3.2	Articles of Amendment of Second Restated Articles of Incorporation of Computer Network Technology Corporation(3)

3.3	By-laws of Computer Network Technology Corporation(4)

3.4	Form of common stock certificate(5)

4.1	Rights Agreement between Computer Network Technology Corporation and Chase Mellon Shareholder Services, L.L.C., as Rights Agent, including the form of Rights Certificate and the Summary of Rights to Purchase Preferred Shares(6)

4.2	First Amendment to Rights Agreement dated November 21, 2000 between Computer Network Technology Corporation and Chase Mellon Shareholder Services, L.L.C.(7)

4.3	First Amendment of Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock, $0.01 par value per share, of Computer Network Technology Corporation(8)

4.4	Indenture, dated February 20, 2002, between Computer Network Technology Corporation and U.S. Bank National Association, as Trustee(9)

4.5	Form of 3.00% Convertible Subordinated Note (included in Exhibit 4.4)

4.6	Registration Rights Agreement, dated February 20, 2002, between Computer Network Technology Corporation, Bear, Stearns & Co. Inc., SG Cowen Securities Corporation and SoundView Technology Corporation(10)

5.1	Opinion of Leonard, Street and Deinard Professional Association

12.1	Statement re: computation of ratio of earnings to fixed charges (included in the prospectus filed as part of this registration statement)

23.1	Consent of KPMG LLP

23.2	Consent of Leonard, Street and Deinard Professional Association (included in Exhibit 5.1)

24.1	Power of attorney, as follows:

a. Thomas G. Hudson

b. Patrick W. Gross

c. Erwin A. Kelen

d. Lawrence McLernon

e. John A. Rollwagen

25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, trustee under the Indenture

(1)	Incorporated by reference to Exhibit 2 to the Registrant’s Annual Report on Form 10-K dated April 26, 2002.

(2)	Incorporated by reference to Exhibits 3(i)-1 and 3(i)-2 to Current Report on Form 8-K dated May 25, 1999.

(3)	Incorporated by reference to Exhibit 3(i)-1 to Current Report on Form 8-K dated May 25, 1999.

Part II-2

(4)	Incorporated by reference to Exhibit 3(ii)-1 to Current Report on Form 8-K dated May 25, 1999.

(5)	Incorporated by reference to Exhibit 4.2 to Form S-3 Registration Statement (Registration No. 333-80841).

(6)	Incorporated by reference to Exhibit 1 to Form 8-A dated July 29, 1998 and Exhibit 1 to Form 8-A/A dated November 27, 2000.

(7)	Incorporated by reference to Exhibit 1 to Form 8-A/A dated November 27, 2000.

(8)	Incorporated by reference to Exhibit 2 to Form 8-A/A dated November 27, 2000.

(9)	Incorporated by reference to Exhibit 4.6 to the Registrant’s Annual Report on Form 10-K dated April 26, 2002.

(10)	Incorporated by reference to Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K dated April 26, 2002.

Part II-3

Item 17: Undertakings

         The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar vale of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Part II-4

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota on this 29th day of April, 2002.

COMPUTER NETWORK TECHNOLOGY CORPORATION

By	/s/ Thomas G. Hudson Thomas G. Hudson Chairman, President and Chief Executive Officer

Part II-5

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas G. Hudson
Thomas G. Hudson	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	April 29, 2002

/s/ Gregory T. Barnum
Gregory T. Barnum	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	April 29, 2002

/s/ Erwin A. Kelen*
Erwin A. Kelen	Director	April 29, 2002

/s/ John A. Rollwagen*
John A. Rollwagen	Director	April 29, 2002

/s/ Lawrence McLernon*
Lawrence McLernon	Director	April 29, 2002

/s/ Patrick W. Gross*
Patrick W. Gross	Director	April 29, 2002

*	By	/s/ Gregory T. Barnum Gregory T. Barnum, attorney in fact

Part II-6

EXHIBIT INDEX TO FORM S-3

Exhibit
Number	Description

2.1	Purchase Agreement dated April 3, 2001 between Computer Network Technology Corporation and Ernest J. Parsons(1)

3.1	Second Restated Articles of Incorporation of Computer Network Technology Corporation(2)

3.2	Articles of Amendment of Second Restated Articles of Incorporation of Computer Network Technology Corporation(3)

3.3	By-laws of Computer Network Technology Corporation(4)

3.4	Form of common stock certificate(5)

4.1	Rights Agreement between Computer Network Technology Corporation and Chase Mellon Shareholder Services, L.L.C., as Rights Agent, including the form of Rights Certificate and the Summary of Rights to Purchase Preferred Shares(6)

4.2	First Amendment to Rights Agreement dated November 21, 2000 between Computer Network Technology Corporation and Chase Mellon Shareholder Services, L.L.C.(7)

4.3	First Amendment of Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock, $0.01 par value per share, of Computer Network Technology Corporation(8)

4.4	Indenture, dated February 20, 2002, between Computer Network Technology Corporation and U.S. Bank National Association, as Trustee(9)

4.5	Form of 3.00% Convertible Subordinated Note (included in Exhibit 4.4)

4.6	Registration Rights Agreement, dated February 20, 2002, between Computer Network Technology Corporation, Bear, Stearns & Co. Inc., SG Cowen Securities Corporation and SoundView Technology Corporation(10)

5.1	Opinion of Leonard, Street and Deinard Professional Association (included in the prospectus filed as part of this registration statement)

12.1	Statement re: computation of ratio of earnings to fixed charges

23.1	Consent of KPMG LLP

23.2	Consent of Leonard, Street and Deinard Professional Association (included in Exhibit 5.1)

24.1	Power of attorney, as follows:

a. Thomas G. Hudson

b. Patrick W. Gross

c. Erwin A. Kelen

d. Lawrence McLernon

e. John A. Rollwagen

25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, trustee under the Indenture

(1)	Incorporated by reference to Exhibit 2 to the Registrant’s Annual Report on Form 10-K dated April 26, 2002.

(2)	Incorporated by reference to Exhibits 3(i)-1 and 3(i)-2 to Current Report on Form 8-K dated May 25, 1999.

(3)	Incorporated by reference to Exhibit 3(i)-1 to Current Report on Form 8-K dated May 25, 1999.

(4)	Incorporated by reference to Exhibit 3(ii)-1 to Current Report on Form 8-K dated May 25, 1999.

Exhibit Index-1

(5)	Incorporated by reference to Exhibit 4.2 to Form S-3 Registration Statement (Registration No. 333-80841).

(6)	Incorporated by reference to Exhibit 1 to Form 8-A dated July 29, 1998 and Exhibit 1 to Form 8-A/A dated November 27, 2000.

(7)	Incorporated by reference to Exhibit 1 to Form 8-A/A dated November 27, 2000.

(8)	Incorporated by reference to Exhibit 2 to Form 8-A/A dated November 27, 2000.

(9)	Incorporated by reference to Exhibit 4.6 to the Registrant’s Annual Report on Form 10-K dated April 26, 2002.

(10)	Incorporated by reference to Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K dated April 26, 2002.

Exhibit Index-2